EXHIBIT 10.5

RETENTION BONUS AGREEMENT

THIS AGREEMENT, made and entered into as of December 27, 2011, by and among Lenco Mobile Inc., a Delaware corporation (“Lenco”), iLoop Mobile, Inc., a Delaware corporation (the “Company”), and Matthew Harris, an individual (“Recipient”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Agreement and Plan of Merger dated as of December 27, 2011, as it may be amended from time to time (the “Merger Agreement”), among Lenco, QLP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lenco (“Merger Sub”), the Company and Shareholder Representative Services LLC as stockholder representative, Merger Sub will merge with and into the Company in a transaction (the “Transaction”);

WHEREAS, this Retention Bonus Agreement (this “Agreement”) is being executed and delivered pursuant to the Merger Agreement and will become effective as of and contingent upon the Closing (as defined in the Merger Agreement) of the Transaction; and

WHEREAS, following consummation of the Transaction, the Company intends to continue the employment of Recipient.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.           Employment.  Effective as of the date hereof, Recipient will continue to be employed by the Company.

2.           Expense Reimbursement.  Recipient will be entitled to a payment of $38,953.24 on or before December 31, 2011, which represents reimbursement of approved expenses incurred by Recipient in the ordinary course of business before the Closing of the Transaction.  Lenco and the Company acknowledge and agree that payment of such amount is not contingent upon Recipient’s continued Service to Lenco or the Company and further acknowledge and agree that such amount shall not be treated or reported as income to Recipient.

3.           Retention Bonus.  Recipient will be entitled to the payments described below, which amounts will be payable in the manner and subject to the conditions described below:

3.1           Amount of Retention Bonus.  A cash bonus of up to $2,467375 (the “Retention Bonus”) will be payable to Recipient subject to, and conditioned upon, the provisions of Section 3.2 below.

3.2           Payment Terms.  Payment of the Retention Bonus will be made as follows; provided, in each case and except as set forth below, that Recipient is providing Services on each such date:

3.2.1	Company shall pay Recipient $87,500 on or before December 31, 2011.

3.2.2	Upon the earlier of (a) a Lenco financing of at least ten million dollars ($10,000,000) or (c) July 1, 2012, Company shall pay Recipient $579,875.

3.2.3	On January 1, 2013, Company shall pay Recipient $900,000.

3.2.4	Upon completion of one (1) year of Service following the Closing of the Transaction, Company shall pay Recipient $900,000.

3.2.5
Notwithstanding the foregoing, the payments under Sections 3.2.1, 3.2.2 and 3.2.3 above shall become due and immediately payable in the event Recipient is subject to an Involuntary Termination. For avoidance of doubt, no payment shall be due pursuant to Section 3.2.4 if Recipient’s employment terminates prior to the one (1) year anniversary of the Closing of the Transaction for any reason.

3.2.6	Upon termination for Cause, all obligations of Company to pay the Retention Bonus amounts under Sections 3.2.3 and 3.2.4 shall terminate in their entirety.

3.3           Failure to Make Timely Payment.  If Company fails to make timely payment of any amount due under Section 3.2, simple interest shall accrue on such unpaid amount at 6% per annum beginning on the payment due date of such amount and ending when paid in full.  Interest shall be paid to the Recipient quarterly.  The accrual and payment of such interest shall be the sole and exclusive remedy of the Recipient for failure of the Company to make any of the payments described in Section 3.2.

3.4           Equity in Lieu of Cash.

3.4.1
At Recipient’s option, exercisable at any time between the date hereof and January 13, 2012, Recipient may subscribe for a number of shares of Lenco’s Series A Convertible Preferred Stock having a value equal to or less than the aggregate amount of payables set forth in Sections 3.2.2 and 3.23 above.  Upon issuance of such shares, the corresponding amount of payables set forth in Sections 3.2.2 and 3.2.3 will be cancelled.  The issuance of such shares shall be conditioned upon Recipient and Lenco entering into a mutually acceptable agreement with respect to the purchase of such shares.

3.4.2
At Recipient’s option, exercisable at any time between the date hereof and January 13, 2012, Recipient may subscribe for a number of shares of Lenco’s Series A Convertible Preferred Stock having a value equal to or less than the aggregate amount of payables set forth in Section 3.2.4 above.  Upon issuance of such shares, the corresponding amount of payables set forth in Section 3.2.4 will be cancelled.  The issuance of such shares shall be conditioned upon Recipient and Lenco entering into a mutually acceptable agreement with respect to the purchase of such shares.  Such agreement will provide that any shares issued pursuant thereto will be subject to forfeiture in the event Recipient’s employment terminates prior to the one (1) year anniversary of the Closing of the Transaction for any reason.

4.           Equity.  Within thirty (30) days after the Closing of the Transaction, subject to (a) the approval of Lenco’s Compensation Committee of its Board of Directors (the “Committee”), (b) receipt from Recipient of a completed Representation Statement in the form attached hereto as Exhibit A and (c) if requested by Lenco, a Purchaser Representative Questionnaire in a form provided by Lenco, Recipient will be granted a nonstatutory option to purchase _______ shares of the common stock of Lenco (the “Option”); provided, however, that Recipient will only be eligible to receive the Option if Recipient is providing services to Lenco as an employee, consultant or director on the date the Committee grants the Option.  The Option will be subject to the terms and conditions of the Lenco’s 2011 Nonstatutory Stock Option Plan (the “Plan”) and a separate option agreement (the “Option Agreement”), each substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively.  The exercise price per share of the Option shall be equal to the last-sale price as reported by the OTC Bulletin Board on the last trading date preceding the date of grant. The Option will be fully vested on the date of grant. The Option may not be exercised, transferred or sold except in accordance with the terms of the Plan and the Option Agreement and either (a) in compliance with applicable state and federal securities laws, as determined by Lenco’s Board of Directors, or (b) after a registration statement registering the shares subject to the Option has been filed with the Securities and Exchange Commission and declared effective. Within 45 days after the Closing of the Transaction, Lenco shall file a registration statement on Form S-8 that will register the shares subject to the Option and shall use reasonable efforts to maintain the effectiveness of such registration statement for so long as the Option remains outstanding.

5.           Certain Defined Terms.

5.1           Cause means:

(i) any willful breach or habitual neglect of Recipient's  duties (other than due to a Disability or death) that he is required to perform under the terms of this Agreement or any employment agreement with the Company or Lenco;

(ii) any willful or intentional act of Recipient that has the effect of injuring the reputation or business of the Company or Lenco in any material respect;

(iii)  any continued or repeated absence of Recipient from attending to the affairs of the Company, after receiving written notification from the Company of such absence, unless such absence is (A) approved or excused by the Board of Directors of the Company or Lenco, (B) is the result of Recipient’s illness, Disability or incapacity;

(iv) conviction of, or plea of nolo contendere to, any felony; or

(v) personal dishonesty of Recipient involving money or property of the Company or Lenco that results in material harm to the Company or Lenco.

5.2           Consultant means a person, excluding Employees and Directors, who performs bona fide services for the Company, Lenco, or any parent or a subsidiary thereof as a consultant or advisor.

5.3           Director means a member of the Board of Directors of the Company or Lenco who is not an Employee.

5.4           Disabled means that Recipient is prevented or unable, after reasonable accommodation by the Company, from properly performing his substantial and material duties due to a mental or physical injury or illness for a period of 120 consecutive days (not including any vacation days) in any twelve (12) month period or for a period of 180 total days (not including any vacation days) in any twelve (12) month period, and “Disability” has the correlative meaning.

5.5           Employee means any individual who is a common-law employee of Lenco, the Company, or any parent or subsidiary thereof.

5.6           Good Reason means a resignation by Recipient within 6 months after any of the following events and conditions shall have occurred without Recipient’s express written consent and which shall not have been cured by Company or Lenco within thirty (30) days after written notice of such event or condition has been provided by Recipient to the Company or Lenco, as applicable, such notice to be provided by Recipient within 90 days after the applicable event or condition occurs:

(i) the material breach of this Agreement by Company or Lenco;

(ii) a material reduction in the Recipient’s then current salary and/or benefits, unless the salary and/or benefits of all other Recipients of the Company are proportionately reduced at the same time;

(iii) any other action by the Company that results in material diminution of Recipient’s status, position, authority, duties or responsibilities; and

(iv) the required relocation of the Recipient’s principal place of business by the Company more than thirty (30) miles from its location as of the date of this Agreement unless the Recipient has agreed to such relocation in writing.

5.7           Involuntary Termination means Recipient’s Separation as a result of either (a) the Recipient’s Termination Without Cause or (b) the Recipient’s resignation for Good Reason.

5.8           Separation means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

5.9           Services means services as an Employee, Consultant or Director.

5.10         Termination Without Cause means a termination of all Recipient’s Services without Cause, provided Recipient is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

6.           Release.  In consideration of and in return for the promises and covenants undertaken herein by Lenco, and for other good and valuable consideration, receipt of which is hereby acknowledged, Recipient does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company and Lenco and each of the Company and Lenco’s parents, subsidiaries, related companies and business concerns, past and present, and each of them, as well as each of their and each of the Company and Lenco's partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Recipient (collectively, the "Claims") which the Recipient now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims, known or unknown, suspected or unsuspected by the Recipient, other than Claims Recipient may have under this Agreement. This includes, but is in no way limited to any claim under Title VII of the Civil Rights Act of 1964; Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Employee Retirement Income Security Act of 1974 (“ERISA”); Americans with Disabilities Act; California Fair Employment and Housing Act, Gov. Code §§12940 et seq.; California Labor Code; or any other federal, state, or local law, regulation, or ordinance, or public policy, or contract, tort or retaliation claim, including claims for retaliation based on the filing of a worker's compensation claim, or any claim arising under common law, or any other action, whether cognizable in law or in equity, based upon any conduct up to and including the date of this Agreement.  Also without limiting the generality of the foregoing, Recipient specifically releases the Releasees from any claim for attorneys' fees, expenses and costs.  EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES THAT EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, RACE, COLOR, NATIONAL ORIGIN, PREGNANCY, SEX, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT AND THE CALIFORNIA LABOR CODE, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.  This release does not include claims that cannot be released as a matter of law, and notwithstanding any provision herein to the contrary, does not apply to claims Recipient may have with respect to his or her rights pursuant to this Agreement.

7.           Recipient understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Recipient under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived.  Said Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.           Recipient understands and agrees that, by signing this Agreement, Recipient is waiving any and all rights or claims that Recipient may have against the Releasees (including, but not limited to, any rights or claims arising under the ADEA) which have arisen on or before the date of execution of this Agreement.  Recipient further understands and agrees that:

(i)  In return for entering into this Agreement, Recipient will receive consideration beyond that to which Recipient was already entitled to receive before entering into this Agreement;

(ii)  Recipient is hereby advised in writing to consult with an attorney before signing this Agreement, and Recipient acknowledges that whether or not Recipient has chosen to do so is Recipient's voluntary and fully informed decision;

(iii)  Recipient is hereby informed that Recipient has twenty-one (21) days to consider this Agreement;

(iv)  Recipient is hereby informed that Recipient has seven (7) days following the date of signing of this Agreement in which to revoke this Agreement.  Recipient can revoke the Agreement by sending notice of my revocation to the attention of Tom Banks, Chief Financial Officer, for Lenco Mobile Inc. at 345 Chapala Street, Santa Barbara, CA 93101.  If Recipient does not send such written notice of revocation via U. S. Mail postmarked within 7 days, this Agreement shall become effective and irrevocable at 12:01 a.m. on the eighth (8th) day after Recipient signs it ("Effective Date");

(v)  If Recipient does not consider this Agreement for the full 21-day period, but instead signs and returns it earlier, Recipient has done so voluntarily with the full understanding that Recipient waived Recipient's right to the full 21-day period.

9.           This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event this Agreement or any benefit paid to Recipient hereunder is deemed to be subject to section 409A of the of the Code (“Code Section 409A”), Recipient consents to the Company adopting such conforming amendments as the Company deems necessary, in good faith and in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A.  Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  While it is intended that all payments and benefits provided under this Agreement to Recipient will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A.  The Company will have no liability to Recipient or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  The Recipient further understands and agrees that the Recipient will be entirely responsible for any and all taxes on any benefits payable to the Recipient as a result of this Agreement.  In addition, if upon Recipient’s “separation from service” within the meaning of Code Section 409A, he is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following the Recipient’s “separation from service,” or (ii) ten (10) days after the Company receives written notification of the Recipient’s death.  Any such delayed payments shall be made without interest.

10.           Taxes.  Payments made pursuant to this Agreement will be subject to normal withholding or other payroll taxes.

11.           Successor, Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  This Agreement is personal between the parties and except as expressly contemplated herein, neither may assign rights nor attempt to delegate duties hereunder without the prior written consent of the other.

12.           Effect of Waiver.  The waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach thereof, whether or not of a like kind or nature.

13.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

If to Lenco: Lenco Mobile Inc. 345 Chapala Street Santa Barbara, California 93101 Email: thomas.banks@lencomobile.com Attention: Chief Financial Officer
If to Company: iLoop Mobile, Inc. 25 Metro Drive, Suite 210 San Jose, Ca 95110 Facsimile No.: (408) 824-1398 Attention: Chief Executive Officer
If to Recipient: _____________________ _____________________ _____________________

14.      Severability.  Should any particular term or provision of this Agreement be held to be unenforceable or in conflict with any applicable law, the validity of the remaining portions or provisions hereof will not be affected thereby but will be enforced according to their terms.

15.           Governing law.  This Agreement will be construed in accordance with the law of the State of Delaware, without regard to the conflicts provisions thereof.

16.           Employment Rights.  Nothing herein contained shall obligate the Company or any subsidiary of the Company to continue Recipient’s employment for any particular period or on any particular basis of compensation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate and their signatures affixed hereto as of the day and year first above written.

Lenco Mobile Inc.

By:	/s/ Michael Levinsohn
Name: Michael Levinsohn
Title: Chief Executive Officer

iLoop Mobile, Inc.

By:	/s/ James O’Brien
Name: James O’Brien
Title: Chief Financial Officer

Recipient

By:	/s/ Matthew Harris
Name: Matthew Harris